FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of February 19, 2015, to the Distribution Agreement dated as of July 10, 2013 (the “Agreement”) is entered into by and between Bridge Builder Trust, a Delaware business trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to add additional series of the Trust as funds covered by the Agreement.

NOW THEREFORE, pursuant to section 14 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement, the list of funds, shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached hereto.

The Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRIDGE BUILDER TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph C. Neuberger	By: /s/ James Schoenike

Printed Name: Joseph C. Neuberger	Printed Name: James Schoenike

Title: President	Title: President

2015 - Final

Amended Exhibit A
 to the Distribution Agreement – Bridge Builder Trust

Separate Series of Bridge Builder Trust
Fund Names

Names of Series
Bridge Builder Bond Fund

Bridge Builder Large Cap Growth Fund
Bridge Builder Large Cap Value Fund
Bridge Builder Small/Mid Cap Growth Fund
Bridge Builder Small/Mid Cap Value Fund

Bridge Builder  International Fund
Bridge Builder Core Plus Bond Fund
Bridge Builder Municipal Bond Fund